EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

JONES APPAREL GROUP FILES $550 MILLION BREACH OF CONTRACT SUIT AGAINST POLO RALPH LAUREN AND FORMER JONES PRESIDENT JACKWYN NEMEROV OVER LAUREN LICENSE

New York, New York -- June 3, 2003 -- Jones Apparel Group, Inc. (NYSE: JNY) announced today that its discussions with Polo Ralph Lauren Corporation (Polo) regarding the interpretation of the Lauren by Ralph Lauren (Lauren) license have reached an impasse and that, as a result, Jones has filed a suit in New York State Supreme Court alleging breach of contract against Polo and its affiliates and former Jones Apparel Group President Jackwyn Nemerov. Jones is asking the Court to enter a judgment for compensatory damages of $550 million as well as punitive damages and to enforce the non-compete and confidentiality clauses in Ms. Nemerov's employment agreement.

The complaint alleges that the defendants embarked on an unlawful plan to take the Lauren license back from the Company by claiming that the license ends at the end of 2003, although Jones believes that under the Lauren agreements Jones owns the exclusive U.S. and Canadian rights to use the Lauren trademark through the end of 2006. The complaint further alleges that Polo embarked on this plan even though it lacks the expertise and resources to design, manufacture, or market the Lauren line. The complaint details that Polo solicited assistance from Ms. Nemerov in order to gain this expertise. Polo is alleged to have induced Ms. Nemerov to breach the confidentiality and non-compete provisions of her employment agreement with the Company, and Ms. Nemerov is alleged to have induced Polo to breach the Lauren agreements, in order to produce future lines of Lauren products. Jones believes that upon leaving the Company in March 2002, Ms. Nemerov took with her confidential Jones information on the Lauren line and then misused this information as a consultant for Polo. A letter of notification was delivered to Ralph Lauren, the Chief Executive Officer of Polo, by Peter Boneparth, the Chief Executive Officer of Jones, and is attached as Exhibit 1.

Jones asserts within the complaint that Polo's actions fully discharge Jones' obligations under the Lauren agreements. Because of the impasse, Jones is not prepared to put product into work for the Lauren line for Spring 2004. The Company will be pursuing other opportunities, both internal brands as well as other licensing options that the Company has previously been precluded from exploring.

The question of when the Lauren license ends originally arose during discussions at the end of 2002 between the companies regarding the extension of the Jones license for Ralph by Ralph Lauren Apparel (Ralph), which will end on December 31, 2003. During the course of the discussions concerning the Ralph brand, Polo asserted that the expiration of the Ralph contract in 2003 will cause the Lauren license to end on December 31, 2003, instead of December 31, 2006. Jones believes that this is an improper interpretation and that the expiration of the Ralph license does not cause the Lauren license to end.

Net sales of Lauren were $548 million and net sales of Ralph were $37 million for the year ended December 31, 2002. As previously reported, terminating the Lauren license at the end of 2003 will have a material adverse impact on Jones' results of operations after 2003. However, it will not materially adversely impact Jones Apparel Group's liquidity, and Jones will continue to have a strong financial position. The expiration of the Ralph license will not be material to Jones Apparel Group in any respect.

The dispute between Jones Apparel Group and Polo does not relate to the Polo Jeans license, and an expiration of the Lauren and the Ralph licenses does not end Jones' longer term Polo Jeans license or otherwise adversely affect the Polo Jeans license in the United States.

The Company will host a conference call to discuss the contents of this release at 1:30 p.m. EDT today, which is accessible by dialing 212-346-7496 or through a webcast at www.jny.com.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include: Jones New York; Lauren by Ralph Lauren, Ralph by Ralph Lauren, and Polo Jeans Company, which are licensed from Polo Ralph Lauren Corporation; Evan-Picone, Rena Rowan, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Currants, Jamie Scott, Todd Oldham, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier and Judith Jack. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. Celebrating more than 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 2002 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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Exhibit 1

June 3, 2003

Polo Ralph Lauren Corporation
650 Madison Avenue
New York, NY 10022
Attn: Mr. Ralph Lauren

Dear Ralph:

In your letter of February 11, 2003 you stated Polo's intention not to perform its obligations under the license and design agreements for the Lauren line for the full duration of their effective term, which does not end until December 31, 2006. This repudiation constitutes a material breach of the Lauren agreements. Furthermore, it has come to our attention that Polo has been conspiring with Jackwyn Nemerov, the former President of Jones Apparel, in clear violation of the confidentiality and non-compete provisions of her agreement with Jones, and that Polo tortiously induced Ms. Nemerov's violations.

It is not feasible for Jones to continue the design, manufacture, marketing or sale of Lauren products in light of Polo's material breach. I am therefore writing to notify you that Jones will treat the Lauren agreements as terminated as of December 31, 2003. Because of your repudiation of the agreements, Jones has ceased all work relating to the design, manufacture, marketing or sale of any Lauren products for the Spring 2004 season and will do nothing more with respect to the Spring line.

This is a regrettable but necessary outcome in light of Polo's stated intention not to fulfill its obligations under the Lauren agreements after December 31, 2003 and its tortious interference with Jones's agreement with Ms. Nemerov. Jones intends to pursue vigorously its claims against Polo resulting from your breach and wrongful actions.

Sincerely,

Peter Boneparth